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                                                                     Exhibit 8.1


                 [LETTERHEAD OF KING & SPALDING APPEARS HERE]



                               January 20, 1998

Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817

          Re: Registration Statement on Form S-4 of Lockheed Martin Corporation with respect to the Federal Income Tax Consequences of Merger of Hurricane Sub, Inc. with and into Northrop Grumman Corporation
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Ladies and Gentlemen:

     This opinion is delivered to you in connection with the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission by Lockheed Martin Corporation ("Lockheed Martin") in connection with the proposed merger (the "Merger") of a wholly owned subsidiary of Lockheed Martin with and into Northrop Grumman Corporation ("Northrop Grumman"), with Northrop Grumman surviving the Merger. We have reviewed the tax disclosure set forth in the Joint Proxy Statement/Prospectus which is included in the Registration Statement (the "Joint Proxy Statement'). Based upon and subject to the qualifications, limitations and assumptions set forth below and contained in the portion of the Joint Proxy Statement captioned "Certain Federal Income Tax Consequences," that portion of the Joint Proxy Statement captioned "Certain Federal Income Tax Consequences" constitutes our opinion concerning the principal federal income tax consequences of the Merger. No opinion is expressed on any matters other than those specifically referred to herein.

     This letter is furnished by us as counsel for Lockheed Martin, is for the benefit of Lockheed Martin in connection with the Joint Proxy Statement, and may not be otherwise used for any other purpose without our prior express written consent.

     In rendering the opinion set forth above, we have relied upon the facts stated in the Joint Proxy Statement, such other documents as we have deemed appropriate, and the representations of Lockheed Martin and Northrop Grumman referred to in the Joint Proxy Statement. This opinion is based on current authorities and upon facts and assumptions as of this date, including the receipt of certain representations that are complete and accurate in all material respects to be provided by Lockheed Martin and Northrop Grumman to us prior to the effective time of the Merger. It is subject to change in the event of a change in the applicable law or a change in the interpretation of such law by the courts or by the Internal

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Lockheed Martin Corporation
January 20, 1998
Page 2


     Revenue Service. We are not aware of any legislation that has been introduced in, or otherwise proposed to, the United States Congress, or any proposed changes in regulations, that would affect our opinion. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would significantly modify this opinion. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion has no binding effect or official status, and accordingly no assurance can be given that the position set forth herein will be sustained by a court, if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Merger.

           We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Joint Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.


                                 Very truly yours,
                                 /s/King & Spalding
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